CARTER/VALIDUS REIT, INC.

ARTICLES OF AMENDMENT

Carter/Validus REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article Sixth of the charter (the “Charter”) of the Corporation is hereby deleted in its entirety and the following new article is inserted in lieu thereof:

SIXTH:  The total number of shares of stock which the Corporation has authority to issue is 350,000,000 shares, consisting of 300,000,000 shares of common stock, $.01 par value per share, and 50,000,000 shares of preferred stock, $.01 par value per share.  The aggregate par value of all authorized shares having a par value is $3,500,000.  The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the charter of the Corporation from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

SECOND:  The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 200,000 shares of common stock, $.01 par value per share.  The aggregate par value of all authorized shares of stock having par value was $2,000.

THIRD:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 350,000,000 shares of stock, consisting of 300,000,000 shares of common stock, $.01 par value per share, and 50,000,000 shares of preferred stock, $.01 par value per share.  The aggregate par value of all authorized shares of stock having par value is $3,500,000.

FOURTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the Charter.

FIFTH:  The amendment to the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the sole stockholder of the Corporation as required by law.

SIXTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and Chairman of the Board and attested to by its Secretary on this 19th day of March, 2010.

ATTEST:	CARTER/VALIDUS REIT, INC.

/s/ Lisa Drummond	/s/ John Carter	(SEAL)
Lisa Drummond	John Carter
Secretary	Chief Executive Office and Chairman of the Board